Exhibit 4.3

PRIVATEBANCORP, INC.

2007 LONG-TERM INCENTIVE COMPENSATION PLAN

(As Amended and Restated Effective June 23, 2017)

1.                                      History and Purpose. On June 23, 2017 Canadian Imperial Bank of Commerce (“CIBC”) acquired PrivateBancorp (the “Merger”) pursuant to the terms of the Agreement and Plan of Merger among CIBC, CIBC Holdco, Inc. (“Holdco”), and PrivateBancorp (the “Merger Agreement”). At the effective time of the Merger (the “Effective Time”), pursuant to the terms of the Merger Agreement and the provisions hereof, Awards granted under this PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan (the “Plan”) were converted automatically in accordance with the terms of the Merger Agreement, including as follows:

(a)                                 each outstanding and unexercised Stock Option (as defined under the terms of the Plan in effect immediately prior to the Effective Time) (whether vested or unvested) has been converted automatically into an option to purchase, on the same terms and conditions as were applicable under this Plan immediately prior to the Effective Time (including vesting terms) as modified by the Omnibus Amendment to Certain PrivateBancorp, Inc. Stock Option Agreements and Restricted Stock Unit Award Agreements effective as of the Effective Time, the number of CIBC Common Shares (rounded down to the nearest whole number of shares) equal to the product of (i) the number of shares of PrivateBancorp Common Stock subject to such Stock Option immediately prior to the Effective Time, multiplied by (ii) 0.7572, which adjusted Stock Option shall have an exercise price per CIBC Common Share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of PrivateBancorp Common Stock subject to such Stock Option immediately prior to the Effective Time, by (2) 0.7572; and

(b)                                 each award of Restricted Share Units (as defined under the terms of the Plan in effect immediately prior to the Effective Time) granted under this applicable under this Plan that was outstanding has been (i) if unvested, converted automatically into a cash-settled Restricted Share Unit Award with the same terms and conditions as were applicable under such Restricted Share Unit Award immediately prior to the Effective Time (including vesting terms), as modified by the Omnibus Amendment to Certain PrivateBancorp, Inc. Stock Option Agreements and Restricted Stock Unit Award Agreements effective as of the Effective Time, except that settlement shall be in the form of a cash payment equal to the Fair Market Value of the CIBC Common Shares to which the Award relates, and relating to the number of CIBC Common Shares equal to the product (taken to the fourth decimal place) of (A) the number of shares of PrivateBancorp Common Stock subject to such Restricted Share Unit Award immediately prior to the Effective Time, multiplied by (B) 0.7572, or (ii) if vested (or deemed to be vested pursuant to the Merger Agreement), has been cancelled and converted automatically into the right to receive, (A) a cash payment in an amount determined in accordance with the Merger Agreement; provided, that if the terms of any such vested PrivateBancorp Restricted Share Unit Award did not provide for settlement upon a change in control, such vested Restricted Share Unit Award has been instead converted into a cash-settled Restricted Share Unit Award consistent with (i) above and shall be settled at the earliest time provided by its terms as is consistent with Section 409A of the Code and in accordance with the Merger Agreement.

The foregoing conversion is subject to the terms of the Merger Agreement and, in the event of a conflict between the Plan and the Merger Agreement, the Merger Agreement shall control. As of the Effective Time, CIBC assumed the Plan subject to the amendments reflected herein. From and after the Effective Time, and for greater certainty, except as necessary to in facilitate the actions noted above, no further Awards shall be granted under this Plan. All terms and conditions hereof are subject to, and shall be interpreted consistently with, the preceding sentence. The terms of this Plan, as amended herein, shall apply to all Awards granted under this Plan (including, for greater certainty, all Awards converted automatically in accordance with the terms of the Merger Agreement).

2.                                      Definitions.

(a)                                 “Award” includes, without limitation, Stock Options (including Incentive Stock Options), Stock Appreciation Rights, Performance Share or Unit awards, Dividend or Equivalent Rights, Stock Awards, Restricted Share or Unit awards, Cash Awards or other awards that are valued in whole or in part by reference to, or are otherwise based on, CIBC Common Shares or other factors, all on a standalone, combination or tandem basis, as described in or granted under this Plan.

(b)                                 “Award Agreement” means an agreement or other writing, and any amendment or modification thereof (which agreement or other writing may be framed as a subplan, program, notification, statement, resolutions or other document and may be in electronic format), provided by PrivateBancorp and/or CIBC, as applicable, to each Participant setting forth the terms and conditions of each Award made under this Plan.

(c)                                  “Board” means the board of directors of CIBC.

(d)                                 “Cash Award” has the meaning specified in Section 6(i).

(e)                                  “CIBC” means Canadian Imperial Bank of Commerce.

(f)                                   “CIBC Common Share” means a common share in the capital of CIBC.

(g)                                  “CIBC Insiders” has the meaning ascribed to the term “Insiders” for the purposes of the TSX rules relating to Securities-Based Compensation Arrangements.

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i)                                     “Committee” means (a) prior to the Effective Time, the Compensation Committee of the PrivateBancorp board of directors, or such other committee of the Board as may have been designated by the PrivateBancorp board of directors from time to time to administer this Plan; or (b) after the Effective Time, the Management Resources and Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan, in each case as context requires.

(j)                                    “Director” means a director of CIBC or a Subsidiary.

(k)                                 “Dividend or Equivalent Rights” has the meaning specified in Section 6(f).

(l)                                     “Effective Date” has the meaning specified in Section 15.

(m)                             “Employee” means an employee of CIBC or a Subsidiary.

(n)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)                                 “Fair Market Value” of one CIBC Common Share means the average closing price on the TSX, in Canadian dollars, of one CIBC Common Share for the ten (10) Trading Days preceding the applicable date, converted to US dollars using the average closing exchange rate for the same ten (10) Trading Days.

(p)                                 “Incentive Stock Option” has the meaning specified in Section 6(b).

(q)                                 “NYSE” means the New York Stock Exchange.

(r)                                    “Other Incentive Award” has the meaning specified in Section 6(j).

(s)                                   “Participant” means an Employee or Director who has been granted an Award under the Plan.

(t)                                    “Performance Criteria” has the meaning in Section 7.

(u)                                 “Performance Share” has the meaning specified in Section 6(d).

(v)                                 “Performance Share Unit” has the meaning specified in Section 6(e).

(w)                               “Plan” means this PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan.

(x)                                 “Plan Year” means a twelve month period beginning with January 1 of each year.

(y)                                 “Previously-Acquired Shares” means CIBC Common Shares acquired by the Participant or any beneficiary of Participant other than pursuant to an Award under this Plan.

(z)                                  “PrivateBancorp” means PrivateBancorp, Inc., a Delaware corporation.

(aa)                          “PrivateBancorp Common Stock” means the common stock, no par value, of PrivateBancorp.

(bb)                          “Restriction Period” means a period of time beginning as of the date upon which an Award subject to restrictions or forfeiture provisions is made pursuant to this

Plan and ending as of the date upon which the CIBC Common Share(s) subject to such Award is no longer restricted or subject to forfeiture provisions.

(cc)                            “Restricted Share” has the meaning specified in Section 6(d).

(dd)                          “Restricted Share Unit” has the meaning specified in Section 6(e).

(ee)                            “Securities-Based Compensation Arrangement” has the meaning ascribed thereto in the TSX rules.

(ff)                              “Stock Appreciation Right” has the meaning specified in Section 6(c).

(gg)                            “Stock Award” has the meaning specified in Section 6(g).

(hh)                          “Stock Option” has the meaning specified in Section 6(a).

(ii)                                  “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which CIBC has or obtains, directly or indirectly, a proprietary interest of at least 50% by reason of stock ownership or otherwise.

(jj)                                “Trading Day” means a day on which Shares are available for trading through the facilities of the TSX.

(kk)                          “TSX” means the Toronto Stock Exchange.

3.                                      Eligibility. Any Employee or Director selected by the Committee is eligible to receive an Award.

4.                                      Plan Administration.

(a)                                 Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Committee shall make determinations with respect to the participation of Employees and Directors in the Plan and, except as otherwise required by law or this Plan, the terms of Awards, including vesting schedules, price, length of relevant performance, Restriction Period, option period, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Committee deems appropriate.

(b)                                 The Committee, by majority action thereof (whether taken during a meeting or by written consent), shall have authority to interpret and construe the provisions of the Plan and the Award Agreements, to decide all questions of fact arising in its application and to make all other determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. To the extent deemed necessary under applicable law or otherwise advisable, including for purposes of Section 16 of the Exchange Act or Section 162(m) of the Code, a member or members of the Committee may recuse himself or themselves from any action, in which case action taken by the majority of the remaining members shall constitute action by the Committee. No member of the Committee shall be liable for any action or determination made in good faith, and the members of the

Committee shall be entitled to indemnification and reimbursement in the manner provided in CIBC’s articles and by-laws, by agreement or otherwise as may be amended from time to time.

(c)                                  To the extent permitted by the Bank Act (Canada) and otherwise under applicable law, the Committee may, by a resolution adopted by the Committee, authorize one or more officers of CIBC to take such other actions which the Committee is authorized to take under this Plan. To the extent deemed necessary or advisable, the Board may act as the Committee hereunder.

5.                                      Stock Subject to the Provisions of the Plan.

(a)                                 The CIBC Common Shares subject to the provisions of this Plan may be issued from treasury.

(b)                                 The maximum number of CIBC Common Shares which may be issued from treasury under this Plan (including upon the exercise of Stock Options issued and outstanding pursuant to this Plan) shall not exceed in the aggregate 150,000 CIBC Common Shares.

(c)                                  The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate.

(d)                                 To the extent provided by the Committee, any Award may be settled in cash rather than CIBC Common Shares.

(e)                                  Subject to Section 11, the following limitations shall apply to Awards under the Plan:

(i)                                     Awards under the Plan shall not be paid in CIBC Common Shares issued from treasury if, at the time of such issuance, such issuance could result, at any time, in:

(A)                               the number of CIBC Common Shares reserved for issuance to Insiders under the Plan, together with Shares reserved for issuance to CIBC Insiders under all other Securities-Based Compensation Arrangements, exceeding 10% of the issued and outstanding Shares; or

(B)                               the issuance to CIBC Insiders, within a one year period, of a number of Shares under the Plan, together with Shares that may be issued to CIBC Insiders under all other Securities-Based Compensation Arrangements, exceeding 10% of the issued and outstanding Shares.

(ii)                                  The maximum dollar amount for a Cash Award that may be earned under the Plan with respect to any Plan Year shall be $3 million. Any amount earned with respect to a Cash Award with respect to which performance is measured over a period greater than one Plan Year shall be deemed to be earned ratably over the number of full and partial Plan Years in the period.

6.                                      Awards under this Plan. As the Board or Committee may determine, the following types of Awards may be granted under this Plan on a standalone, combination or tandem basis. Notwithstanding the foregoing, from and after the Effective Time, no further Awards shall be granted under this Plan.

(a)                                 Stock Option. A right to buy a specified number of shares of CIBC Common Shares at a fixed exercise price during a specified time; provided that the exercise price of any Stock Option shall not be less than 100% of the fair market value of the underlying stock on the date of grant of such Award.

(b)                                 Incentive Stock Options. An Award in the form of a Stock Option intended to qualify as an incentive stock option under Section 422 of the Code and which shall comply with the requirements of Section 422 of the Code or any successor Section of the Code as it may be amended from time to time.

(c)                                  Stock Appreciation Right. A right to receive the excess of the fair market value of a share of common stock on the date the Stock Appreciation Right is exercised over the fair market value of a share of common stock on the date the Stock Appreciation Right was granted.

(d)                                 Restricted Share and Performance Share. A transfer of CIBC Common Shares, to a Participant, subject to such restrictions on transfer or other incidents of ownership, and/or in the case of Performance Shares subject to performance standards established pursuant to Section 7 below, for such periods of time as the Committee may determine.

(e)                                  Restricted Share Unit and Performance Share Unit. A fixed or variable share or dollar denominated unit subject to such conditions of vesting, and time of payment, and/or in the case of Performance Share Units, performance standards established pursuant to Section 7 below, as the Committee may determine, which are valued at the Committee’s discretion in whole or in part by reference to, or otherwise based on, the Fair Market Value of CIBC Common Shares and which shall be paid in cash.

(f)                                   Dividend or Equivalent Right. A right to receive dividends or their equivalent in value in CIBC Common Shares, cash or in a combination of both with respect to any new or previously existing Award.

(g)                                  Stock Award. An unrestricted transfer of ownership of CIBC Common Shares.

(h)                                 Awards under Deferred Compensation or Similar Plans. The right to receive a cash payment based on the fair market value a CIBC Common Share, granted under this Plan or any deferred compensation or similar plan established from time to time by PrivateBancorp.

(i)                                     Cash Award. An award denominated in cash that may be earned pursuant to the achievement of Performance Criteria set forth in Section 7 during a performance cycle period equal to one Plan Year or such other period of time as determined by the Committee or that may be earned under PrivateBancorp’s annual bonus, multi-year bonus or other incentive or bonus plans.

(j)                                    Other Incentive Awards. Other Incentive Awards which are related to or serve a similar function to those Awards set forth in this Section 6, including, but not limited to, Other Incentive Awards related to the establishment or acquisition by PrivateBancorp or any Subsidiary of a new or start-up business or facility.

7.                                      Performance-Based Awards. The Committee may from time to time, establish Performance Criteria with respect to an Award. The Performance Criteria or standards for an Award shall be determined by the Committee in writing, shall be measured for achievement or satisfaction during the period in which the Committee permitted such Participant to satisfy or achieve such Performance Criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee, provided that such criteria or standards relate to one or more of the following: return measures (including, but not limited to total shareholder return, return on assets and return on equity), earnings, net income, earnings per share, revenues, net interest income, net interest margin, efficiency ratios, expenses, stock price, market share, charge-offs, loan loss reserves, assets, deposits, loans, asset quality levels, nonperforming assets, the fair market value of the CIBC Common Shares or assets, investments, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, or achievement of balance sheet or income statement objectives. Performance Criteria may include or exclude (provided such inclusion or exclusion, as the case may be, is in writing) extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions. Such Performance Criteria may be particular to a line of business, Subsidiary or other unit or may be based on the performance of CIBC or Holdco generally, and may, but need not, be based upon a change or an increase or positive result.

8.                                      Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement. Delivery of an Award Agreement to each Participant shall constitute an agreement, subject to Section 9 hereof, between PrivateBancorp (prior to the Effective Time) or CIBC (after the Effective Time), as applicable, and the Participant as to the terms and conditions of the Award. An Award Agreement, and any required signatures thereon or authorization or acceptance thereof, may be in electronic format.

9.                                      Other Terms and Conditions.

(a)                                 No Assignment; Limited Transferability of Stock Options. Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the Stock Options granted to a Participant to be on terms, that permit transfer by such Participant to:

(i)            the spouse, children or grandchildren of the Participant (“Immediate Family Members”);

(ii)           a trust or trusts for the exclusive benefit of the Participant or such Immediate Family Members (or both); or

(iii)          a partnership in which the Participant or such Immediate Family Members (or both) are the only partners, provided that:

(A)                               there may be no consideration for any such transfer;

(B)                               the Award Agreement pursuant to which such Stock Options are granted expressly provides for transferability in a manner consistent with this Section 9(a); and

(C)                               subsequent transfers of transferred Stock Options shall be prohibited except those in accordance with this Section 9(a).

Following transfer, any such Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Section 9(a) hereof the term “Participant” shall be deemed to refer to the transferee. The provisions of the Stock Option relating to the period of exercisability and expiration of the Stock Option shall continue to be applied with respect to the original Participant, and the Stock Options shall be exercisable or received by the transferee only to the extent, and for the periods, set forth in said Stock Option.

(b)                                 Beneficiary Designation. Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his estate.

(c)                                  Termination of Employment. The disposition of the grant of each Award in the event of the retirement, disability, death or other termination of a Participant’s employment shall be as determined by the Committee and set forth in the Award Agreement.

(d)                                 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant or his nominee, guardian or legal representative is the holder of record; provided, however, that Participants holding Restricted Shares may exercise full voting rights with respect to those shares during the Restriction Period.

(e)                                  Dividends and Dividend Equivalents. Rights to dividends and Dividend Equivalents may be extended to and made a part of any Award, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of Dividend Equivalents for Awards.

(f)                                   Payments by Participants. The Committee may determine that Awards for which a payment is due from a Participant may be payable: (i) in cash by personal check, bank draft or money order payable to the order of CIBC, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of Previously-Acquired Shares with a Fair Market Value equal to the total payment due from the Participant, if such method of payment is made available by CIBC, (iii) through a simultaneous exercise of the Participant’s Award and sale of the shares thereby acquired pursuant to a brokerage arrangement approved in advance by the Committee to assure its conformity with the terms and conditions of the Plan; (iv) by a combination of the methods described in (i), and (ii) and (iii) above; or (v) by such other methods as the Committee may deem appropriate.

(g)                                  Withholding. Except as otherwise provided by the Committee in the Award Agreement or otherwise (i) the deduction of withholding and any other taxes required by law shall be made from all amounts paid in cash, and (ii) in the case of the exercise of Stock Options or payments of Awards in CIBC Common Shares, the Participant shall be required to pay the amount of any taxes required to be withheld in cash prior to receipt of such stock, or alternatively, CIBC may require or permit the Participant to elect to have withheld a number of shares the Fair Market Value of which equals the minimum statutory withholding tax required be withheld from the shares to be received upon such exercise or payment or, if permitted by CIBC, deliver such number of Previously-Acquired Shares.

(h)                                 Deferral. To the extent provided by the Committee in the Award Agreement or otherwise, the receipt of payment of cash or, if such method of payment is made available by CIBC, delivery of CIBC Common Shares that would otherwise be due under any Award other than a Stock Option or Stock Appreciation Right may be deferred pursuant to an applicable deferral plan established by PrivateBancorp. The Committee shall establish rules and procedures relating to any such deferrals and the payment of any tax withholding with respect thereto.

(i)                                     Other Restrictions. The Committee shall impose such other restrictions on any Awards granted pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal, state or provincial securities laws, post-vesting or exercise holding periods, or requirements to comply with restrictive covenants, and may legend the certificates issued in connection with an Award to give appropriate notice of any such restrictions. To the extent that the Plan provides for issuance of certificates to reflect the transfer of CIBC Common Shares, the transfer of such Shares may be affected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

(j)                                    Code Section 409A. Anything under the Plan to the contrary notwithstanding, to the extent applicable, it is intended that the Plan shall comply with the provisions of Section 409A of the Code and the Plan and all applicable Awards be construed and applied in a manner consistent with this intent. In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a separation from service of the Participant (within the meaning of Treasury Regulation Section 1 .409A-1(h)) (other than due to the Participant’s death), occurring while the Participant shall be a “specified employee” (within the meaning of Treasury Regulation Section 1 .409A-1(i)) of CIBC or applicable Subsidiary, shall not be paid until the earlier of (x) the date that is six months following such separation from service or (y) the date of the Participant’s death following such separation from service.

10.                               Amendments, Modification and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part, subject to any requirement of shareholder approval imposed by applicable law, rule or regulation. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

11.                               Adjustment. The aggregate number of CIBC Common Shares as to which Awards may be granted to Participants, the number of CIBC Common Shares set forth in the limitation in Section 5(b), the number of CIBC Common Shares covered by each outstanding Award, and the price per CIBC Common Share in each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued CIBC Common Shares resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by CIBC, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Committee may also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for CIBC and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spinoff, extraordinary dividend or other distribution or similar transaction.

12.                               Rights as Employees or Directors. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a Director of or as a consultant to CIBC or a Subsidiary. Further, CIBC and each Subsidiary expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.

13.                               Change of Control. Notwithstanding anything contained in this Plan to the contrary, and except as provided by the Committee in the applicable Award Agreement, in the event of a change of control, the following shall occur with respect to any and all Awards outstanding as of such change of control:

(a)                                 Any and all Stock Options and Stock Appreciation Rights granted hereunder shall become immediately exercisable and shall remain exercisable throughout their entire term;

(b)                                 Any restrictions imposed on Restricted Shares shall lapse; and

(c)                                  The maximum payout opportunities attainable under all outstanding Awards of Performance Share Units, Performance Shares and Other Incentive Awards shall be deemed to have been fully earned for the entire performance period(s) as of the effective date of the change of control. The vesting of all such awards shall be accelerated as of the effective date of the change of control, and in full settlement of such Awards, there shall be paid out in cash, or in the sole discretion of the Committee, CIBC Common Shares with a Fair Market Value equal to the amount of such cash, to Participants within thirty (30) days following the effective date of the change of control the maximum of payout opportunities associated with such outstanding Awards.

14.                               Governing Law. To the extent that federal laws do not otherwise control, the Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the law of the State of Delaware.

15.                               Effective Date and Term. This Plan, as amended and restated herein, is effective as of June 23, 2017 (the “Effective Date”) and shall remain in effect until terminated by the Board or until no further Awards remain outstanding hereunder.